ARTICLES OF INCORPORATION

                                                         OF

                            MASSIMO ENTERPRISES, INC.


                                   ARTICLE ONE

                                                   The  name of the  Corporation
is MASSIMO ENTERPRISES, INC.

                                   ARTICLE TWO

                                                           The   period  of  its
duration is perpetual.

                                  ARTICLE THREE

         The purpose for which the Corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

                                                    ARTICLE FOUR

The aggregate number of shares which the Corporation shall have authority to issue is 10,000,000 shares Common Stock having a par value of one cent ($0.01) per share. All shares of Common Stock shall have identical rights and privileges in every respect.

                                                    ARTICLE FIVE

         The Board of Directors may issue shares of any class of stock of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to purchase shares of any class. No shareholder of the Corporation shall by reason of his holding shares of any class of stock of the Corporation have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Corporation, now or hereafter to be authorized, or to any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to purchase shares of any class, now or hereafter to be authorized whether or not the issuance of any such shares, notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of such shareholder. The Board of Directors, however, may, in its discretion, and at such price as it may fix, grant such rights to shareholders of the Corporation.


                                   ARTICLE SIX

         The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.





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                                  ARTICLE SEVEN

         In all elections for directors, each shareholder shall have the right to vote, in person or by proxy, the number of shares owned by him, for as many persons as there are directors to be elected, and for whose election he has the right to vote. It is expressly prohibited for any shareholder to cumulate his votes in any election of directors.

                                                    ARTICLE EIGHT

         The Board of Directors shall adopt the initial Bylaws. The power to alter, amend or repeal the Bylaws of the Corporation, or to adopt new Bylaws, is hereby delegated to the Board of Directors, except that such power is subject to ultimate control of the shareholders.

                                                    ARTICLE NINE

     The post office address of its initial registered office is 8643 Grenadier Drive, Dallas, Texas 75238 and the name of its initial registered agent at such address is Jason J. Romano.

                                                     ARTICLE TEN

         The number of directors constituting the initial Board of Directors shall be one (1) and the name and address of those who are to serve as directors until the first annual meeting of shareholders, or until their respective successors be elected and qualified are:

                                 Jason J. Romano
                              8643 Grenadier Drive
                               Dallas, Texas 75238

                                                   ARTICLE ELEVEN


         A director of the corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any act or omission in his capacity as a director, except to the extent otherwise expressly provided by a statute of the State of Texas. The Corporation shall be obligated to indemnify its officers and directors against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses incurred by that person to the full extent permitted under Texas law. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation of the personal liability or rights to indemnification of a director of the Corporation existing at the time of the repeal or modification.

                                 ARTICLE TWELVE

         The Articles may be altered, amended or repealed or new Articles may be adopted by the shareholders by the affirmative vote of a majority of the shares of Capital Stock of the Corporation entitled to vote thereon. The shareholders of this Corporation may (i) adopt a plan of merger or consolidation and/or (ii) authorize a sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Corporation by the affirmative vote of a majority of the shares of Capital Stock of the Corporation entitled to vote thereon.


                                ARTICLE THIRTEEN

         Any action required by the Texas Business Corporation to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed and dated by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of shares entitled to vote on the action were present and voted.

         The Articles may be altered, amended or repealed or new Articles may be adopted by the shareholders by the affirmative vote of a majority of the shares of Capital Stock of the Corporation entitled to vote thereon. The shareholders of this Corporation may (i) adopt a plan of merger or consolidation and/or (ii) authorize a sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Corporation by the affirmative vote of a majority of the shares of Capital Stock of the Corporation entitled to vote thereon.
                                ARTICLE FOURTEEN

         The name and address of the incorporator, who is more than 18 years of age, is:

                                    Robert A. Forrester
                                    1215 Executive Dr. W., Ste. 102
                                    Richardson, Texas 75081



                                    --------------------------------------
                                            Incorporator




STATE OF TEXAS

COUNTY OF DALLAS

         Before me, a notary public, on this day personally appeared , known to me to be the person whose name is subscribed to the foregoing document and, being by me first duly sworn, declared that the statements therein contained are true and correct.

         Given under my hand and seal of office this _____ day of ________, 1998.



(Notarial                                                     Seal)
                                               ______________________________
                                                              (Printed        or
                                                              stamped      name)
                                                              Notary     Public,
                                                              State  of Texas My
                                                              Commission
                                                              expires: